Exhibit 99.1

For Immediate Release

Deborah Dunie Joins SAIC’s Board of Directors

McLean, Va., February 23, 2015 -- Science Applications International Corporation (NYSE: SAIC) today announced that Deborah B. Dunie has been appointed as a member of SAIC’s board of directors. Dunie will serve on SAIC’s Human Resources and Compensation Committee.

“Deb Dunie has over three decades of aerospace and defense industry expertise on matters of national importance gained through her extensive career with the Department of Defense and private industry,” said SAIC Chairman Edward J. Sanderson, Jr.  “When combined with her substantial knowledge and ability to analyze state-of- the-art technologies and information systems as they evolve, Deb will be a great addition to the SAIC board."

Dunie formerly served as executive vice president and chief technology officer of CACI International Inc. from October 2006 until December 2014. Prior to CACI, she served within the Office of the Under Secretary of Defense for Intelligence, Deputy Under Secretary for Counterintelligence and Security and as Director of Plans and Analysis. She also served as Director of the Business Transformation Office at the National Imagery and Mapping Agency (now known as the National Geospatial-Intelligence Agency). Dunie began her career as an engineer at ITT Corp. and also had senior management positions at Martin Marietta Corp., Raytheon Co. and Oracle Corp.

About SAIC

SAIC is a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, and enterprise information technology markets. SAIC's deep domain knowledge and customer relationships enable the delivery of systems engineering and integration offerings for large, complex government and commercial projects. SAIC's approximately 13,000 employees serve customers in the U.S. federal government, state/local, and global commercial markets, specializing in providing a broad range of higher-end, differentiated technical capabilities. Headquartered in McLean, Virginia, SAIC has annual revenues of about $4 billion. For more information, visit http://www.saic.com/.  For ongoing news, please visit our newsroom.

Certain statements in this announcement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and a number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC's Annual Report, Form 10-K and other such filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Media Contact:

Lauren Presti

703.676.8982

lauren.a.presti@saic.com

Investor Relations Contact:

Paul Levi

703.676.2283

paul.e.levi@saic.com